Exhibit 10.19

DISTRIBUTION AGREEMENT FOR GEOSPATIAL MAPPING SYSTEMS, INC.

Geospatial Smart Probe Pipeline Mapping Technology

THIS AGREEMENT is made this 19th day of December 2007 by and between Geospatial Mapping Systems, Inc. , a company duly organized under the laws of the State of Delaware, whose registered office is at 229 Howes Run Road, Sarver, PA 16055, its designees, successors, affiliates or assignees (“Geospatial”) and HMIM, Inc., a company duly organized under the laws of Louisiana whose principal office is located at 200 Mariner’s Blvd. – Suite 203 Mandeville, LA 70448. (“Distributor”) .

RECITALS

WHEREAS, Geospatial is the registered and beneficial owner of the proprietary DuctRunner Smart ProberTM Pipeline Mapping Technology, (“Technology”); and

WHEREAS, Distributor offers to customers various pipeline products and municipal services; and

WHEREAS, Geospatial and Distributor desires to enter into a non-exclusive Distribution Agreement regarding the Technology (as defined herein) whereby the Distributor will seek to develop opportunities to specify the Technology on projects solely within the municipal utility market throughout the states of Louisiana and Mississippi (hereinafter the “Territory”).

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Responsibilities of Distributor:

Distributor shall market, and otherwise promote the Technology to the same extent that it markets and promotes its other products and services within the Territory.

Distributor shall turn over to Geospatial all leads and potential projects and assist Geospatial in the preparation of all proposals involving the Technology.

Responsibilities of Geospatial:

Geospatial shall follow up on all leads and projects generated by Distributor and shall prepare all required proposals for that work deemed appropriate, solely at the discretion of Geospatial. All pricing decisions shall be determined solely by Geospatial.

On projects where the specification of the Technology was initiated by Distributor, Geospatial shall pay to Distributor $1.00 per lineal foot of pipeline mapped. Payments to Distributor shall be made by Geospatial within l0 days of receipt by Geospatial of payment in full for the work performed.

Ownership

Geospatial shall retain ownership of all rights, title and interest in and to the Technology.

Distributor has no rights under this agreement to use any trademarks, service marks, trade names, corporate names, domain names, logos or other source indicators of Geospatial without Geospatial’s prior written consent.

All rights not expressly granted to Distributor hereunder are reserved for Geospatial.

Term and Termination

This agreement will remain in force and effect for a period of 3 years unless either party elects to terminate the agreement by giving a 30 day notice of termination in writing to the other party.

In the event of termination by either party, all payments due for specific projects, under this agreement, shall be made, when due, under the same terms written above.

Confidentiality

All information obtained either orally, electronically or in writing by any party about any other, and all terms and conditions of this agreement (the “Confidential Information”) shall be kept in strict confidence by each party and each party shall not disclose Confidential Information to any third party, except to shareholders, directors, officers, employees, agents and attorneys who have a bona fide need to know such Confidential Information.

IN WITNESS WHEREOF, the parties hereto have executed this agreement, effective as of the date first written.

Geospatial Mapping Systems, Inc.

By:
Mark A. Smith, President

HMIM,Inc.

By: